EXHIBIT 99.1

Lincoln Educational Services Corporation Reports
Fourth Quarter and 2011 Year End Results

West Orange, New Jersey, March 7, 2012 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported fourth quarter and 2011 year end results.

Highlights:

Quarterly -

•	Revenue of $115.6 million for the fourth quarter of 2011, representing a decrease of 30.8% from $167.0 million for the fourth quarter of 2010.

•
Adjusted EBITDA for the quarter of $19.3 million compared to Adjusted EBITDA of $54.8 million in the prior-year quarter.  Diluted EPS of $0.28 for the fourth quarter of 2011 as compared to diluted EPS of $1.04 for the fourth quarter of 2010.

Yearly -

•	Revenue of $512.6 million for the year ended December 31, 2011, representing a decrease of 19.8% from $639.5 million for the year ended December 31, 2010.

•
Adjusted EBITDA for the year of $73.7 million compared to Adjusted EBITDA of $155.1 million in the prior year.  Diluted EPS of $0.79 for the year ended December 31, 2011 as compared to diluted EPS of $2.79 for the year ended December 31, 2010.  EPS for 2011 and 2010 includes goodwill impairment charges of $0.31 and $0.25 per share, respectively.

2012 Guidance –

➢	Revenue of $440 million to $460 million, representing a decrease of approximately 10% to 14% over 2011.

➢	Diluted EPS of $0.25 to $0.40, representing a decrease of approximately 49% to 68% over 2011.

➢	Increase in expected student starts of 6% to 8% over 2011. Student starts are expected to stabilize during the first half of 2012 and increase in the second half of 2012.

➢
For the first quarter of 2012, we expect revenues of $102.0 million to $105.0 million, representing a decrease of approximately 29% over the first quarter of 2011, and a loss per share of $0.18 to $0.22.  Guidance for the first quarter of 2012 is based on flat to slightly negative student starts over the same period in 2011.

➢
The Board of Directors has set the record and payment dates for the dividend for the first quarter of 2012.   The cash dividend of $0.07 per share will be payable on March 31, 2012 to shareholders of record on March 15, 2012.

Comment and Outlook

“The fourth quarter of 2011 was the culmination of a year that required numerous changes to our business model to comply with new regulations,” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer.  “During 2011, we took measures to ensure compliance with the new gainful employment regulations, Cohort Default Rates and the 90/10 Rule as well as reorganized our business, including changing our incentive compensation practices, to address the removal of the admissions safe harbor rules. We successfully implemented these changes and I am pleased to report that all of our institutions were below the 90% threshold for 2011 and we also experienced a 10% reduction in our weighed average default rates for the 2010 cohort year.”

We expect that 2012 will be a year of rebuilding and expect a return to growth in student starts in the second half of the year.  During 2011, we introduced an early student engagement mentoring program which is designed to improve outcomes for our more challenged students.  This program has proven to be very effective and we are seeing a positive impact on student retention.  In addition, our admissions representatives are becoming more comfortable in working in this new environment which we expect will lead to improved conversion rates over 2011.  Easier year over year comparisons, coupled with the contribution of three new schools and the expansion of our new Denver facility make us optimistic that we can return to growth in the second half of 2012.  We will continue to manage our expenses to ensure that we remain profitable through the downturn.

Mr. McAlmont concluded, “As we stated a year ago, we aggressively implemented all the changes that were required by the new regulatory environment.  We felt the full financial impact of those changes in 2011 as we achieved compliance with the new regulations.  We further evaluated our strategy in the face of the new requirements and we sharpened our mission to focus on becoming the leading provider of vocational education in the United States.  We are currently pursuing a number of small acquisitions and program extensions which we expect will drive growth in our core markets, increase our percentage of non-Title IV cash and improve our outcomes.  Our new campaign, “Careers that Build America,” will drive our vocational strategy, which we believe will continue to deliver successful outcomes to our students as well as deliver long-term growth to our investors.”

Fiscal 2011 Operating Performance

Revenue decreased 19.8% to $512.6 million in 2011 from $639.5 million in 2010.  This decrease was primarily due to a 22.9% decrease in average student population.  The decrease in average student population was due to adjustments in our business model to be better aligned with the Department of Education’s increased emphasis on student outcomes and our efforts to comply with the 90/10 rule and cohort default rates.  As part of these measures, we implemented a more selective student enrollment policy to ensure that we enroll students that demonstrate a strong ability to achieve successful student outcomes, including higher graduation and repayment rates and lower student debt levels.  We also restructured certain programs and altered program offerings at some of our campuses which resulted in lower financial aid funding availability and higher student cash contributions.  We believe these changes, coupled with the current economic conditions are resulting in an increase in the number of potential students hesitant to take on debt and thus not enrolling in our schools.  Consequently, this has resulted in a significant decline in student starts and average student population at these campuses.  Average revenue per student rose 4.0% in 2011, primarily from tuition increases which ranged from 3% to 5% annually and from changes to some of our program offerings which shortened the delivery time of these programs and slightly accelerated revenue.

Operating income decreased 71.6% to $34.9 million in 2011 from $122.6 million in 2010, primarily due to lower capacity utilization as a result of the decrease in average population.  Operating income in 2011 includes a $10.4 million impairment of goodwill and long-lived assets compared to $6.2 million in 2010.  Capacity utilization decreased to 48% in 2011 from 65% in 2010.  Operating income margin declined to 6.8% in 2011 from 19.2% in 2010.

Educational services and facilities expenses decreased by 7.0% to $223.0 million for the year ended December 31, 2011 from $239.7 million for the year ended December 31, 2010. This decrease was primarily due to lower instructional expenses and books and tools expenses necessary to serve a smaller student population, partially offset by an increase in facilities expenses primarily related to higher depreciation expense. The decrease in instructional expenses was primarily due to a reduction in the number of instructors at most of our campuses resulting from a lower student population.  The decrease in books and tools expense was attributable to a decline in student starts of approximately 14,600 for the year ended December 31, 2011, compared to the year ended December 31, 2010.  Facilities expense increased due to higher depreciation expense from capital expenditures in 2010, which was partially offset by a reduction in property taxes. As a percentage of revenue, educational services and facilities expense increased to 43.5% for the year ended December 31, 2011 from 37.5% for the year ended December 31, 2010.

Selling, general and administrative expenses decreased 9.8% to $244.4 million for the year ended December 31, 2011 from $270.9 million for the year ended December 31, 2010. The decrease was primarily due to a decrease in administrative expenses, sales and marketing expenses and student services expenses.  The decrease in administrative expenses was primarily due to reduction in bad debt expense and a reduction in compensation and benefits.  These reductions were partially offset by additional administrative expenses at our three new campuses.  The decrease in sales and marketing expenses during the year ended December 31, 2011 was primarily due to a decrease in the number of admissions representatives in order to align our cost structure to our student population.  In addition, we aligned our marketing expenses to meet the capacity of our reduced sales force partially offset by additional marketing expenses at our three new campuses.

For the year ended December 31, 2011, our bad debt expense as a percentage of revenue was 6.0% and was essentially flat compared to 2010.  The number of days revenue outstanding at December 31, 2011 decreased to 18.0 days, compared to 23.1 days at December 31, 2010.  As of December 31, 2011, we had outstanding loan commitments to our students of $26.4 million as compared to $17.3 million at December 31, 2010.  Loan commitments, net of interest that would be due on the loans through maturity, were $20.2 million at December 31, 2011 as compared to $15.4 million at December 31, 2010.

As a percentage of revenue, selling, general and administrative expenses increased to 47.7% for the year ended December 31, 2011 from 42.3% in the prior year.

At September 30, 2011, we tested our goodwill and determined an impairment of approximately $9.4 million existed for five reporting units.  The impairment of goodwill was triggered by a decrease in our market capitalization.  In addition, there was a $1.0 million impairment of long-lived assets due to a regional accreditation indefinite intangible asset that is no longer being utilized.  At December 31, 2011, we tested our goodwill for impairment and determined no impairment charge was necessary.  At December 31, 2010, we tested our goodwill for impairment and determined that an impairment of approximately $6.2 million existed for three of our reporting units.

Net income decreased 74.8% to $17.5 million for the year ended December 31, 2011 compared with $69.7 million for the year ended December 31, 2010.  Diluted earnings per share declined 71.7% to $0.79 for the year ended December 31, 2011 from $2.79 for the year ended December 31, 2010.

We strive to align our expenses throughout the year to our student population.  As our population increases or decreases, we align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Cash flow from operations was $36.8 million for the year ended December 31, 2011 compared with $114.5 million for the year ended December 31, 2010.  This decrease primarily resulted from a decrease in net income of approximately $52.2 million, a decrease in unearned tuition due to a decrease in student average population, and an increase in prepaid income taxes and other working capital items.

Three Months Ended December 31, 2011 Compared to Three Months Ended December 31, 2010

Revenue decreased 30.8% to $115.6 million in the fourth quarter of 2011 from $167.0 million in the prior-year quarter. This decrease was primarily due to a 34.1% decrease in average student population.  The decrease in average student population was due to adjustments in our business model to be better aligned with the Department of Education’s increased emphasis on student outcomes and our efforts to comply with the 90/10 rule and cohort default rates.   We restructured certain programs and altered program offerings at some of our campuses which resulted in lower financial aid funding availability and higher student cash contributions.  We believe these changes, coupled with the current economic conditions are resulting in an increase in the number of potential students hesitant to take on debt and thus not enrolling in our schools.  Consequently, this has resulted in a significant decline in student starts and average student population at these campuses. Average revenue per student rose 4.9% in the fourth quarter of 2011 primarily from tuition increases, which range from 3% to 5% annually, and from changes to some of our program offerings, which shortened the delivery time of these programs and slightly accelerated revenue.

Operating income decreased 71.1% to $12.1 million in the fourth quarter of 2011 from $42.0 million in the prior-year quarter. Operating income in the fourth quarter of 2010 included a $6.2 million impairment of goodwill and long-lived assets.  Capacity utilization decreased to 42% in the fourth quarter of 2011 from 70% in the fourth quarter of 2010.  Operating income margin decreased to 10.5% in the fourth quarter of 2011 from 25.1% in the prior-year quarter.

Educational services and facilities expenses decreased 12.7% to $51.9 million in the fourth quarter of 2011 from $59.4 million in the prior-year quarter. This decrease was primarily due to lower instructional expenses and books and tools expenses necessary to serve a smaller student population.  The decrease in instructional expenses was primarily due to a reduction in the number of instructors at most of our campuses resulting from a lower student population.  The decrease in books and tools expense was attributable to a decline in student starts of approximately 2,535 for the quarter ended December 31, 2011, compared to the quarter ended December 31, 2010.  As a percentage of revenue, educational services and facilities expense increased to 44.9% in the fourth quarter of 2011 from 35.6% in the prior-year quarter.

Selling, general and administrative expenses decreased 13.2% to $51.5 million in the fourth quarter of 2011 from $59.4 million in the prior-year quarter.  The decrease was primarily due to a decrease in administrative expenses, a decrease in sales and marketing expenses and a decrease in student services expenses.  The decrease in administrative expenses was primarily due to reduction in bad debt expense and a reduction in compensation and benefits.  These reductions were partially offset by additional administrative expenses at our three new campuses.  The decrease in sales and marketing expenses was primarily due to a decrease in the number of admissions representatives in order to align our cost structure to our population.  In addition, we aligned our marketing expenses to meet the capacity of our reduced sales force partially offset by additional marketing expenses at our three new campuses.  The number of days revenue outstanding for the quarter ended December 31, 2011 decreased to 20.1 days, compared to 22.3 days for the quarter ended December 31, 2010.  As of December 31, 2011, we had outstanding loan commitments to our students of $26.4 million as compared to $26.7 million at September 30, 2011.  Loan commitments, net of interest that would be due on the loans through maturity, were $20.2 million at December 31, 2011 as compared to $20.9 million at September 30, 2011.

As a percentage of revenue, selling, general and administrative expenses increased to 44.6% in the fourth quarter of 2011 from 35.5% in the prior-year quarter.

At December 31, 2011, we tested our goodwill for impairment and determined no impairment charge was necessary.  During the fourth quarter of 2010, we evaluated our goodwill for impairment and determined that an impairment of approximately $6.2 million existed for three of our reporting units.

Net income decreased 73.4% to $6.2 million in the fourth quarter of 2011 from $23.2 million in the prior-year quarter. Diluted earnings per share declined 73.1% to $0.28 in the fourth quarter of 2011 from $1.04 in the fourth quarter of 2010.

We strive to align our expenses throughout the year to our student population.  As our population increases or decreases, we align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Balance Sheet

We had $26.5 million of cash and cash equivalents at December 31, 2011 compared with $66.0 million at December 31, 2010.  Total debt and capital lease obligations decreased to $36.5 million at December 31, 2011 from $56.9 million at December 31, 2010, primarily as a result of the repayment in 2011 of $20.0 million of loans outstanding at December 31, 2010.  Stockholders’ equity increased to $239.0 million at December 31, 2011 from $222.5 million at December 31, 2010 and reflects the payment of $18.5 million of dividends in 2011.

Student Metrics

Starts and Population

	Year Ended			Three Months Ended
	December 31,			December 31,
	2011	2010	Change	2011	2010	Change

Student Starts	22,301	36,939	-39.6%	3,743	6,278	-40.4%
Average population	24,301	31,535	-22.9%	21,333	32,352	-34.1%
End of period population	19,204	29,221	-34.3%	19,204	29,221	-34.3%

Average Population Mix by Vertical

	December 31,
	2011	2010

Health sciences	38%	39%
Automotive	33%	30%
Skilled trades	11%	11%
Business & IT	8%	10%
Hospitality services	10%	10%
	100%	100%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 866-362-4831 (domestic) or 617-597-5347 (international) and citing code 79238802. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 56438492.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 46 campuses in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England.  As of December 31, 2011, 19,204 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2011.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Years Ended December 31, (Unaudited)

	2011	2010	2011	2010

REVENUE	$115,561	$167,022	$512,625	$639,494
COSTS AND EXPENSES:
Educational services and facilities	51,905	59,446	222,959	239,738
Selling, general and administrative	51,542	59,370	244,398	270,879

Loss (gain) on sale of assets	-	-	5	(8)
Impairment of goodwill and long-lived assets	-	6,244	10,377	6,244
Total costs and expenses	103,447	125,060	477,739	516,853
OPERATING INCOME	12,114	41,962	34,886	122,641
OTHER:
Interest income	43	4	50	30
Interest expense	(1,092)	(1,149)	(4,369)	(4,533)
Other income	1	4	18	45
INCOME BEFORE INCOME TAXES	11,066	40,821	30,585	118,183
PROVISION FOR INCOME TAXES	4,887	17,626	13,045	48,452
NET INCOME	$6,179	$23,195	$17,540	$69,731

Earnings per share - Basic	$0.28	$1.06	$0.80	$2.86

Earnings per share – Diluted	$0.28	$1.04	$0.79	$2.79

Weighted average number of common shares outstanding:
Basic	22,090	21,883	22,020	24,418
Diluted	22,160	22,338	22,155	25,024

Other data:

Adjusted EBITDA (1)	$19,310	$54,759	$73,745	$155,148
Depreciation and amortization	7,195	6,551	28,464	26,218
Number of campuses	46	45	46	45
Average enrollment	21,333	32,352	24,301	31,535
Stock-based compensation	799	806	3,541	2,665
Net cash provided by operating activities	9,665	46,387	36,838	114,464
Net cash used in investing activities	(7,268)	(8,494)	(37,389)	(42,111)
Net cash (used in) provided by financing activities	$(2,006)	$13,672	$(38,920)	$(52,434)

Selected Consolidated Balance Sheet Data:	December 31,
(In thousands)	2011
(Unaudited)

Cash and cash equivalents	$26,524
Current assets	72,658
Working capital	1,540
Total assets	362,251
Current liabilities	71,118
Long-term debt and capital lease obligations, including current portion	36,508
Total stockholders’ equity	$239,025

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures which exclude certain significant items as a means to understand the performance of its business.  EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non cash charges related to impairment of goodwill.  EBITDA and adjusted EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to Adjusted EBITDA:

	Three Months Ended December 31, (Unaudited)		Years Ended December 31, (Unaudited)

	2011	2010	2011	2010

Net Income	$6,179	$23,194	$17,540	$69,731
Interest expense, net	1,049	1,144	4,319	4,503
Provision for income taxes	4,887	17,626	13,045	48,452
Depreciation and amortization	7,195	6,551	28,464	26,218
EBITDA	19,310	48,515	63,368	148,904
Impairment of goodwill	-	6,244	10,377	6,244
Adjusted EBITDA	$19,310	$54,759	$73,745	$155,148

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